UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2008

Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

1010 Northern Boulevard, Suite 314
Great Neck, NY		11021
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 516-684-1239
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events
SIGNATURES

ITEM 8.01 Other Events.
A.	Employment Matters Relating to Larry Feldman
     On July 10, 2008, Feldman Mall Properties, Inc. (the “Company”) reached an agreement in principle with Larry Feldman, Chairman of the Company’s Board of Directors (the “Board”), relating to Mr. Feldman’s departure as an employee of the Company and certain related matters.
     By way of background, in October 2007, the Company announced that Mr. Feldman and the Company entered into a letter agreement, pursuant to which Mr. Feldman agreed to step down as the Company’s chief executive officer, while remaining employed by the Company to focus on primarily on leasing. Under the terms of this letter agreement, Mr. Feldman agreed to forego any severance payments arising out of his change of status, unless his employment with the Company was terminated (without cause) on or prior to May 31, 2008.
     On May 30, 2008, Mr. Feldman notified the Company of his decision not to continue as an employee of the Company, effective on such date, and claimed the right to receive severance payments under this employment agreement. The Company informed Mr. Feldman of its view that his employment agreement requires 30 days advance notice of employment termination and therefore Mr. Feldman was not entitled to receive severance payments under his employment agreement. Mr. Feldman disputed this position and, over the next several weeks, the Company and Mr. Feldman attempted to negotiate a mutually acceptable resolution. On June 26, 2008, Mr. Feldman served a Demand for Arbitration on the Company in an effort to resolve this matter through an arbitration proceeding.
     The agreement in principle reached between the Company and Mr. Feldman covers the following principal matters:
•	Mr. Feldman will no longer continue as an employee of the Company, but will remain Chairman of the Board.

•	The severance payment due Mr. Feldman under his employment agreement will be reduced from $3.04 million to $1.9 million and will be payable on the following schedule: $600,000 on December 1, 2008 and $100,000 on the first of each month thereafter until the $1.9 million is paid in full. Late payments will carry interest at the rate of 12% per annum.

•	Mutual releases will be exchanged between the Company and Mr. Feldman.

•	The payment due to Mr. Feldman and certain of his affiliates under his tax protection agreement relating to the sale of Foothills Mall will be reduced from an estimated $3.3 million to $2.1 million. The tax protection agreement will be amended to provide that the reduced tax protection payment due Mr. Feldman and certain of his affiliates on the sale of Foothills and the tax protection payment due to Mr. Feldman and certain affiliates on the sale of the Harrisburg Mall (estimated to be approximately $100,000) will be payable by the Company not only on any taxable disposition of the Foothills Mall or Harrisburg Mall (which is required under the existing tax protection agreement), but also in any taxable or tax deferred merger or sale of the Company. The payments due Mr. Feldman and certain of his affiliates under his tax protection agreement will be secured by a pledge of the proceeds received by the Company from the sale of the Foothills Malls.

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•	As required under his employment agreement, the Company will reimburse Mr. Feldman for his costs and expenses arising out of the above matters.

•	The time period for the Company to register the resale of shares of common stock received in exchange for OP units held by Mr. Feldman and certain of his affiliates under his existing registration rights agreement will be extended to November of 2009. Such registration will only be required if such registration is requested by Mr. Feldman and if the Company remains required to file periodic reports under the Securities Exchange Act of 1934, as amended.

•	The arbitration proceeding will be terminated.
     There can be no assurance the agreement in principle will result in the execution of a definitive agreement between the Company and Mr. Feldman.
B.	Suspension of July 2007 Quarterly Dividend Payment on 6.85% Series A Cumulative Convertible Preferred Stock.
     On July 10, 2008, the Board determined not to declare the quarterly dividend payable on the outstanding shares of 6.85% Series A Cumulative Convertible Preferred Stock (the Series A Preferred Stock”). Under the terms of the Series A Preferred Stock, holders are entitled to receive cash dividends at a rate per annum of 6.85% on the $25.00 liquidation preference per share ($50 million in liquidation preference in the aggregate) of the Series A Preferred Stock, payable quarterly, typically on January 15th, April 15th, July 15th and October 15th of each year, but only when, as and if declared by the Board out of funds legally available for the payment of the dividends. The undeclared dividend (amounting to an aggregate of $856,250) will be accrued.
     The Board’s determination was based on its view that cash and liquidity preservation should be paramount for the Company in view of the Company’s current liquidity position, limited access to capital, continuing difficult conditions in real estate finance markets and the challenging environment facing national and local retailers in many markets.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.
Date: July 16, 2008	By:	/s/ Thomas Wirth
Thomas Wirth
President and Chief Financial Officer

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